Exhibit 99.1

NEWS RELEASE

Contact:

Paul A. Criscillis, Jr.

Senior Vice President and CFO

770-822-4262

FOR IMMEDIATE RELEASE

National Vision Reports Record Results for Fiscal 2004

Lawrenceville, Georgia, Tuesday, March 22, 2005 - National Vision, Inc. (AMEX:NVI) today announced operating results for its fourth quarter and fiscal year ended January 1, 2005.

Total net revenue from continuing operations for the 2004 fourth quarter was $55.0 million in comparison with total net revenue from continuing operations of $55.8 million in the 2003 fourth quarter.  In 2003, the fourth quarter included fourteen weeks’ operations whereas 2004’s fourth quarter was a thirteen-week fiscal period.  Fourth quarter 2004 comparable store sales growth, which is computed excluding the additional week in 2003, was +7.1%.

Net earnings for the current year fourth quarter were $732,000, or $0.13 per diluted share, in comparison to net earnings of $545,000, or $0.10 per diluted share, in the fourth quarter of the previous year.  EBITDA, adjusted as defined in the Company’s debt instruments, was $5.4 million in the 2004 fourth quarter versus $6.1 million in the prior year’s fourth quarter.

For the full year, fiscal 2004 total net revenue from continuing operations was $228.9 million, an increase of 5.6% over 2003 net revenue from continuing operations of $216.7 million.  Fiscal 2004 was a 52-week year and fiscal 2003 was a 53-week year.  Full year comparable sales growth, excluding the effect of the 2003 additional week, was +6.5%.

Current year net earnings of $12.4 million, or $2.21 per diluted share, compare to a net loss of $3.9 million, or $0.77 per share, in 2003.  In 2004, adjusted EBITDA increased to $32.8 million from $24.1 million in the previous year.

Reade Fahs, the Company’s President and Chief Executive Officer, stated, “2004 has been an extremely gratifying year for the National Vision team.  Our strong comp sales growth of +6.5% followed a year in which comp sales growth was also quite strong, at +5.7%.  The total year-to-year profit turnaround was $16.2 million and adjusted EBITDA was an all-time record for the Company.  We are exceptionally proud of the combined efforts of our store teams in achieving these results.”

National Vision, Inc. operates retail vision centers primarily within host environments in the United States and Mexico.  Our vision centers sell a wide range of optical products including eyeglasses, contact lenses and sunglasses.  As of March 22, 2005, the Company operated 409 vision centers, including 297 located inside domestic Wal-Mart stores.  We depend on our domestic Wal-Mart locations for substantially all of our revenues and cash flow.  Investments in the debt and equity securities of National Vision, Inc. are subject to substantial risks as described in the Company’s public filings with the Securities and Exchange Commission.

- FINANCIAL TABLES TO FOLLOW -

NATIONAL VISION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended		Year Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Sales of optical products and services	$52,946	$54,107	$220,759	$210,368
Fees from managed vision care services	1,885	1,679	7,835	6,346
Sales of home medical products and services	134		258

Total net revenue	54,965	55,786	228,852	216,714
Cost of goods sold	26,159	25,115	101,167	97,532

Gross profit	28,806	30,671	127,685	119,182
Selling, general & administrative expense	27,249	29,457	111,119	113,804
Operating income	1,557	1,214	16,566	5,378
Other income (expense), net:
Interest expense	(2,392)	(3,064)	(10,595)	(12,913)
Gain on repurchase of Senior Subordinated Notes	83	2,321	3,166	2,321
Other income (expense), net	(30)	(56)	164	50

Earnings (loss) before taxes, discontinued operations and cumulative effect of a change in accounting principle	(782)	415	9,301	(5,164)
Income tax expense (benefit)	(1,499)	105	(822)	136

Net earnings (loss) before discontinued operations and cumulative effect of a change in accounting principle	717	310	10,123	(5,300)

Discontinued operations:
Operating income from discontinued operations	(10)	325	2,344	2,204
Gain (loss) on disposal	25	3	(57)	(146)
Income tax expense	—	(93)	(35)	(62)
Earnings from discontinued operations	15	235	2,252	1,996

Earnings (loss) before cumulative effect of a change in accounting principle	732	545	12,375	(3,304)
Cumulative effect of a change in accounting principle				(564)

Net earnings (loss)	$732	$545	$12,375	$(3,868)

Earnings (loss) per common share:

Basic	$0.14	$0.11	$2.43	$(0.77)

Diluted	$0.13	$0.10	$2.21	$(0.77)

NATIONAL VISION, INC.

COMPUTATION OF CONSOLIDATED EBITDA

Three Month Periods and Years Ended January 1, 2005 and January 3, 2004

(In thousands)

	Three Months Ended		Year Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004

Net earnings (loss)	$732	$545	$12,375	$(3,868)
Adjustment to net earnings (loss):
Interest expense	2,392	3,064	10,595	12,913
Income tax expense (benefit)	(1,499)	198	(787)	198
Depreciation and amortization	3,432	3,968	13,542	15,962
Cumulative effect of a change in accounting principle				564
Gain on repurchase of Notes	(83)	(2,321)	(3,166)	(2,321)
Impairment of long lived assets	336	550	336	550
Other	56	139	(63)	66

EBITDA	$5,366	$6,143	$32,832	$24,064

NATIONAL VISION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

January 1, 2005 and January 3, 2004

(In thousands)

	January 1, 2005	January 3, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,858	$3,545
Accounts receivable (net of allowance: 2004 - $423; 2003 - $769)	2,561	3,078
Inventories	14,065	17,387
Other current assets	9,394	1,278
Deferred income tax asset	2,405	7,305
Total current assets	36,283	32,593
PROPERTY AND EQUIPMENT, net	12,271	13,619
INTANGIBLE VALUE OF CONTRACTUAL RIGHTS (net of accumulated amortization: 2004 - $26,974; 2003 - $19,466)	85,771	93,279
OTHER ASSETS AND DEFERRED COSTS (net of accumulated amortization: 2004 - $1,193; 2003 - $964)	785	806
	$135,110	$140,297

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,446	$3,506
Accrued expenses and other current liabilities	23,772	25,132
Senior Subordinated Notes - current portion	4,858	545
Total current liabilities	32,076	29,183
DEFERRED INCOME TAX LIABILITY	8,191	7,305
OTHER LONG TERM LIABILITIES	491
SENIOR SUBORDINATED NOTES	72,930	94,939
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value; 5,000,000 shares authorized, none issued
Common stock, $0.01 par value; 10,000,000 shares authorized, 5,390,679 and 5,243,047 shares issued and outstanding at January 1, 2005 and January 3, 2004, respectively	54	52
Additional paid-in capital	25,592	25,129
Deferred stock compensation	(407)	(108)
Retained deficit	(3,557)	(15,932)
Accumulated other comprehensive loss	(260)	(271)
Total shareholders’ equity	21,422	8,870
	$135,110	$140,297